Exhibit 99.1

Stereotaxis Reports 2020 Full Year Financial Results

St. Louis, Feb. 25, 2021 (GLOBE NEWSWIRE) – Stereotaxis (NYSE: STXS), the global leader in innovative robotic technologies for the treatment of cardiac arrhythmias, today reported financial results for the fourth quarter and full year ended December 31, 2020.

“2020 was a year of significant progress despite a challenging macro environment,” said David Fischel, Chairman and CEO. “The highlight of the year was receipt of FDA clearance for the Genesis RMN System and successful installations of the first systems in the United States and Europe. We begin 2021 with purchase orders for five robotic systems reflecting the initial green shoots of a broad-based global resurgence in interest in our robotic technology.”

“Stereotaxis continues to advance a robust innovation pipeline. Our proprietary robotically-navigated magnetic ablation catheter is poised to enter formal validation studies and on track for EU commercialization and initiation of a US pivotal trial in late 2021. We have made methodical progress on a set of additional innovations and expect to be in a position to showcase them at the end of the year. We are confident in the positive impact these innovations will have on patients, physicians, providers, and on Stereotaxis’ financial and strategic foundation.”

“Our commercial and technological progress was accomplished while remaining prudent with shareholder capital. Stereotaxis starts the year in the strongest financial position of its history with $44 million in cash and a modest controlled operating loss as we invest in meaningful innovation and growth initiatives.”

2020 Fourth Quarter and Full Year Financial Results

Revenue for the fourth quarter of 2020 totaled $6.8 million, consistent with the prior year fourth quarter. Recurring revenue for the quarter was $5.9 million and system revenue was $0.7 million. Revenue for the full year 2020 totaled $26.6 million. Recurring revenue of $22.0 million for the full year 2020 declined 15% from the prior year, primarily due to the impact of the COVID-19 pandemic on procedure volumes. System revenue of $3.6 million for the full year 2020 increased from $2.1 million in the prior year reflecting the successful installation of our initial Genesis RMN Systems.

Gross margin for the fourth quarter and full year 2020 were approximately 77% and 71% of revenue, respectively. Operating expenses in the fourth quarter were $6.4 million, consistent with the $6.3 million in the prior year quarter. Operating expenses for the full year 2020 totaled $25.7 million, down from $27.6 million in the prior year. Operating loss and net loss in the fourth quarter were both ($1.2) million. For the full year 2020, operating loss was ($6.7) million and net loss was ($6.6) million. Negative free cash flow for the full year 2020 was ($3.3) million, and including funding from the payroll protection program was ($1.2) million, compared to ($4.6) million for the full year 2019.

Cash Balance and Liquidity

At December 31, 2020, Stereotaxis had cash and cash equivalents of $44.2 million.

Forward Looking Expectations

Stereotaxis anticipates robust double-digit revenue growth in 2021, with robotic system revenue of $10-$20 million. Stereotaxis’ balance sheet allows it to reach profitability without the need for additional financings.

Conference Call and Webcast

Stereotaxis will host a conference call and webcast today, February 25, 2021, at 10:00 a.m. Eastern Time. To access the conference call, dial 1-800-430-8332 (US and Canada) or 1-929-477-0591 (International) and give the participant pass code 1129681. Participants are asked to call 5-10 minutes prior to the start time. To access the live and replay webcast, please visit the investor relations section of the Stereotaxis website at www.Stereotaxis.com.

About Stereotaxis

Stereotaxis is the global leader in innovative robotic technologies designed to enhance the treatment of arrhythmias and perform endovascular procedures. Its mission is the discovery, development and delivery of robotic systems, instruments, and information solutions for the interventional laboratory. These innovations help physicians provide unsurpassed patient care with robotic precision and safety, improved lab efficiency and productivity, and enhanced integration of procedural information. The core components of Stereotaxis’ systems have received regulatory clearance in the United States, European Union, Japan, Canada, China, and elsewhere. For more information, please visit www.Stereotaxis.com.

This press release includes statements that may constitute “forward-looking” statements, usually containing the words “believe”, “estimate”, “project”, “expect” or similar expressions. Forward-looking statements inherently involve risks and uncertainties that could cause actual results to differ materially from the forward-looking statements. Factors that would cause or contribute to such differences include, but are not limited to, the Company’s ability to continue to manage expenses and cash burn rate at sustainable levels, continued acceptance of the Company’s products in the marketplace, the effect of global economic conditions on the ability and willingness of customers to purchase its systems and the timing of such purchases, competitive factors, changes resulting from healthcare policy in the United States, including changes in government reimbursement of procedures, dependence upon third-party vendors, timing of regulatory approvals, the impact of the recent coronavirus (COVID-19) pandemic and our response to it, and other risks discussed in the Company’s periodic and other filings with the Securities and Exchange Commission. By making these forward-looking statements, the Company undertakes no obligation to update these statements for revisions or changes after the date of this release. There can be no assurance that the Company will recognize revenue related to its purchase orders and other commitments in any particular period or at all because some of these purchase orders and other commitments are subject to contingencies that are outside of the Company’s control. In addition, these orders and commitments may be revised, modified, delayed or canceled, either by their express terms, as a result of negotiations, or by overall project changes or delays.

Company Contacts:

David L. Fischel

Chairman and Chief Executive Officer

Kimberly R. Peery

Chief Financial Officer

314-678-6100

investors@stereotaxis.com

STEREOTAXIS, INC.

STATEMENTS OF OPERATIONS

(Unaudited)

	Three Months Ended December 31,		Year Ended December 31,
	2020	2019	2020	2019

Revenue:
Systems	$660,510	$311,238	$3,626,284	$2,066,253
Disposables, service and accessories	5,917,716	6,335,049	22,017,631	25,850,174
Sublease	246,530	246,530	986,120	986,123
Total revenue	6,824,756	6,892,817	26,630,035	28,902,550

Cost of revenue:
Systems	461,440	688,595	3,715,416	1,411,423
Disposables, service and accessories	894,625	810,196	2,962,710	3,738,914
Sublease	246,530	246,530	986,120	986,122
Total cost of revenue	1,602,595	1,745,321	7,664,246	6,136,459

Gross margin	5,222,161	5,147,496	18,965,789	22,766,091

Operating expenses:
Research and development	2,098,161	1,615,941	8,136,914	9,021,403
Sales and marketing	2,898,472	3,066,414	11,178,325	12,733,389
General and administrative	1,402,138	1,651,881	6,364,365	5,838,158
Total operating expenses	6,398,771	6,334,236	25,679,604	27,592,950
Operating loss	(1,176,610)	(1,186,740)	(6,713,815)	(4,826,859)

Interest income (expense)	(4,240)	102,245	67,356	235,575
Net loss	$(1,180,850)	$(1,084,495)	$(6,646,459)	$(4,591,284)
Cumulative dividend on convertible preferred stock	(340,471)	(358,049)	(1,369,421)	(1,429,400)
Net loss attributable to common stockholders	$(1,521,321)	$(1,442,544)	$(8,015,880)	$(6,020,684)

Net loss per share attributed to common stockholder:
Basic	$(0.02)	$(0.02)	$(0.11)	$(0.10)
Diluted	$(0.02)	$(0.02)	$(0.11)	$(0.10)

Weighted average number of common shares and equivalents:
Basic	74,954,091	67,937,383	72,746,268	63,051,581
Diluted	74,954,091	67,937,383	72,746,268	63,051,581

STEREOTAXIS, INC.

BALANCE SHEETS

	December 31, 2020	December 31, 2019
	(Unaudited)
Assets
Current assets:
Cash and cash equivalents	$43,939,512	$30,182,115
Compensating cash arrangement	250,620	-
Accounts receivable, net of allowance of $123,614 and $380,212 at 2020 and 2019, respectively	3,515,136	5,329,577
Inventories, net	3,295,457	1,847,530
Operating lease right-of-use assets	2,235,442	-
Prepaid expenses and other current assets	1,716,014	1,470,922
Total current assets	54,952,181	38,830,144
Property and equipment, net	195,129	250,443
Operating lease right-of-use assets	-	4,286,064
Other assets	308,515	218,103
Total assets	$55,455,825	$43,584,754

Liabilities and stockholders’ equity
Current liabilities:
Short-term debt	$1,185,058	$-
Accounts payable	1,608,636	2,099,097
Accrued liabilities	3,209,235	2,721,104
Deferred revenue	5,282,770	5,092,455
Current portion of operating lease liabilities	2,287,487	2,248,189
Total current liabilities	13,573,186	12,160,845

Long-term debt	973,252	-
Long-term deferred revenue	548,915	554,258
Operating lease liabilities	-	2,089,537
Other liabilities	131,231	255,517
Total liabilities	15,226,584	15,060,157

Series A - Convertible preferred stock:
Convertible preferred stock, Series A, par value $0.001; 22,513 and 23,110 shares outstanding at 2020 and 2019, respectively	5,605,323	5,758,190
Stockholders’ equity:
Convertible preferred stock, Series B, par value $0.001; 10,000,000 shares authorized, 5,610,121 shares outstanding at 2020 and 2019	5,610	5,610
Common stock, par value $0.001; 300,000,000 shares authorized, 73,694,203 and 68,529,623 shares issued at 2020 and 2019, respectively	73,694	68,530
Additional paid-in capital	522,709,846	504,211,040
Treasury stock, 4,015 shares at 2020 and 2019	(205,999)	(205,999)
Accumulated deficit	(487,959,233)	(481,312,774)
Total stockholders’ equity	34,623,918	22,766,407
Total liabilities and stockholders’ equity	$55,455,825	$43,584,754